Exhibit 10.27
OPERATING LEASE AGREEMENT

THIS OPERATING LEASE AGREEMENT is made and entered into as of the 10th day of October, 2002, between NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP, a Massachusetts limited partnership ("NEA") and THE BOC GROUP, INC., a Delaware corporation ("BOC").

WHEREAS, NEA owns, operates and maintains a carbon dioxide processing plant facility located at Bellingham, Massachusetts (the "Facility");

WHEREAS, BOC and NEA have entered into that certain On-Site Steam Supply Agreement dated October 10, 2002 (the "Steam Agreement") pursuant to which BOC has agreed to purchase and NEA has agreed to sell the steam by-product produced by NEA's cogeneration power plant (the "NEA Plant") associated with the Facility;

WHEREAS, BOC and NEA have entered into that certain Flue Gas Agreement dated October 10, 2002 (the "BOC Flue Gas Sale Agreement"), pursuant to which BOC has agreed to purchase and NEA has agreed to sell flue gas from the NEA Plant;

WHEREAS, BOC and NEA have entered into that certain Transition Services Agreement dated October 10, 2002 (the "Transition Services Agreement"), pursuant to which the parties have agreed to provide each other with certain services (defined therein) and to take other steps necessary to continuing smooth operation of the Facility immediately prior to and following the commencement of the Initial Operating Period; and

WHEREAS, BOC desires to lease, operate and maintain the Facility and NEA is willing to lease the Facility in accordance with the terms hereinafter provided.

NOW THEREFORE, as part of the arrangements contemplated by the Steam Agreement and in consideration of the above premises and the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BOC and NEA hereby agree as follows:

1. DEFINITIONS

Unless defined elsewhere in this Agreement, the capitalized terms in this Agreement shall have the meanings set forth in this Section. The terms defined below or used elsewhere in this Agreement shall be deemed to refer to the singular or plural as the context requires.

1.1 "Affiliate" shall mean any company, person or other legal entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the party specified, where control means the possession, directly or indirectly, of the power to direct the management and policies of a party, whether through the ownership of voting securities, contract or otherwise.

1.2 "Authorizations" shall mean any consents, decrees, orders, permits, licenses, waivers, privileges, and approvals from and filings with any Governmental Authority.

1.3 "Back End Equipment" shall mean the Equipment so designated in Schedule I attached hereto which is to be verified and agreed to in writing by both parties pursuant to the Transition Services Agreement.

1.4 "BOC Lien" shall mean any Lien created by BOC or arising by or through BOC or any of its representatives or Affiliates or claims against BOC or its representatives or Affiliates.
1.5 "BOC Permits" shall mean any permits issued to BOC in connection with its performance of this Agreement or the Steam Agreement.

1.6 "Capital Improvements" shall mean any upgrades or modifications of Equipment or the Facility that improve the production level or efficiency of the Facility and are capitalized under generally accepted accounting principles; provided, however, that replacements or repairs to the Facility or removable Equipment shall not constitute Capital Improvements.

1.7 "Confidential Information" shall mean any and all proprietary and confidential information of a party including, but not limited to, know-how, procedures, operating techniques, equipment specifications, analytical specifications, process designs, drawings, prints, technical information and data (including Sensitive Operational Information) relating to or useful in the operation, maintenance and repair of the NEA Plant, the Facility or the processing and supply of Product. Notwithstanding the foregoing, "Confidential Information" shall not include: (a) information received independently from a third party by the receiving party, which third party is not under a confidentiality obligation to BOC or NEA or any of its Affiliates (as the case may be) with regard to such information; (b) information in the possession of the receiving party prior to the Effective Date other than by reason of the services to be performed or received pursuant to this Agreement; (c) information that is or becomes publicly available through no wrongful act of either party or its Affiliates or (d) information that is independently developed by or for the receiving party without benefit of the other party's Confidential Information; provided that, for each of the foregoing exceptions, the receiving party provides the other party with written documentation evidencing the same upon request of the other party.

1.8 "Effective Date" shall mean the date of this Agreement.

1.9 "Equipment" shall mean any and all equipment and any and all components, parts or other materials, including, but not limited to, Front End Equipment, Back End Equipment, flue gas blowers to the amine system, the amine system, liquefaction system, and storage located in the Facility which are identified in Schedule I and will be verified and agreed to in writing by both parties pursuant to the Transition Services Agreement prior to commencement of the Initial Operating Period.

1.10 "Excess Costs" shall have the meaning assigned to it in Section 3.7.
1.11 "Facility Site" shall mean the parcel of land owned by NEA identified and described in Exhibit A on which the Facility is located.

1.12 "Flue Gas" shall mean the feedstock produced by the NEA Plant and supplied to each of BOC and Praxair Inc. ("Praxair") pursuant to the terms of flue gas agreements entered into separately with BOC and Praxair, respectively, and meeting the specifications as set forth therein.

1.13 "Front End Equipment" shall mean the Equipment so designated in Schedule I attached hereto to be verified and agreed to in writing by both Parties pursuant to the Transition Services Agreement.
1.14 "Governmental Authority" shall mean any federal, state, county or municipal court, agency or other governmental authority.

1.15 "Hazardous Material" shall mean any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Legal Requirement.

1.16 "Initial Operating Period" shall mean the period commencing on January 1, 2003 through September 14, 2016.

1.17 "Interest" shall mean interest at a rate equal to the lesser of the prime rate as listed under the 'Money Rates' section of the Wall Street Journal plus two percent (2%) or the maximum permitted by law.

1.18 "Legal Requirements" shall mean all laws, statutes, decrees, orders, injunctions, licenses, permits, approvals, agreements or regulations of any Governmental Authority having jurisdiction over a particular matter, as now or hereinafter in effect.

1.19 "Lien" shall mean any lien, security interest, encumbrance or assessment.

1.20 "Major Repair or Replacement" shall mean any repair or replacement which (i) is made to the Equipment or the Facility during the term of the Operating Period in accordance with prudent operating practice (or is made necessary by a Legal Requirement), (ii) is necessary to maintain or return the affected Equipment to equivalent function or capacity levels and is not a Capital Improvement and (iii) costs in excess of US$350,000.

1.21 "NEA Permit Requirements" shall mean the Authorizations or portions thereof identified in Schedule II as issued to NEA or its Affiliates or any operator of the NEA Plant or the Facility that are imposed after the Effective Date and are identified in writing to BOC by NEA as NEA Permit Requirements.

1.22 "NEA Plant Site" shall mean the parcel of land on which the NEA Plant is located.
1.23 "Operating Period" shall mean the Initial Operating Period and any extensions thereto, until terminated as provided in this Agreement.

1.24 "Permitted Encumbrances" shall mean (1) any Lien listed in Schedule III, (2) any Lien arising under or permitted by NEA's current or future financing arrangements or (3) any Liens that individually, and in the aggregate, do not materially interfere with BOC's operation of the Facility.

1.25 "Power" shall mean the electricity generated by the NEA Plant in excess of in-plant usage when the NEA Plant is generating Power.

1.26 "PPI Index" shall mean the Producer Price Index-Industrial Commodities (where the base is 1982=100) published by the United States Department of Labor, Bureau of Labor Statistics. If the PPI Index is revised and published on some base other than 1982=100, the value will be adjusted to the 1982=100 base in accordance with such conversion schedule or factors as may be supplied by the Bureau of Labor Statistics.

1.27 "Product" shall mean liquid carbon dioxide produced by the Facility.

1.28 "Sensitive Operational Information" shall mean Confidential Information that relates (inter alia) to the Facility's operation or process (including performance data and planning); the identification and characteristics of equipment comprised in an industrial gas plant owned by either BOC or NEA; know-how relating to the production and storage of industrial gases; information technology systems within either party; or contract supply arrangements between either BOC or NEA, respectively, and third parties.

1.29 "Shortfall" shall mean: (i) for any hour the positive difference (if any) between (1) the amount of Power required by BOC to operate and maintain the Facility to process 54,000 lbs/hr of Steam, an amount not to exceed 7.0 megawatts, and (2) the amount of Power delivered or made available or (ii) the failure of NEA to supply Steam or Flue Gas in accordance with the Steam Agreement or flue gas agreements for any period of one hour or more such that the Facility cannot operate at the production levels that it has been demonstrated to be capable of running.

1.30 "Steam" shall mean steam produced by the NEA Plant meeting the temperature and pressure specifications as set forth in the Steam Agreement.
1.31 "Transition Period" shall mean the period(s) of time set forth in the Transition Services Agreement during which the Facility's operations will be transferred to BOC as contemplated herein.

1.32 "Unamortized Capital Investment" shall mean the cost of a Capital Improvement made by BOC that is placed in service within sixty (60) months prior to (i) the date of termination (if occurring on or after expiration of the Initial Operating Period) multiplied by 1 minus the fraction whose numerator is the number of months prior to termination that the Capital Improvement has been placed in service and where the denominator is sixty (60) or (ii) the date of termination (if occurring prior to expiration of the Initial Operating Period) multiplied by 1 minus the fraction whose numerator is the number of months the Capital Improvement has been placed in service and where the denominator is the lesser of sixty (60) months or the number of months remaining in the Initial Operating Period and any extensions thereto.

2. LEASE OF THE FACILITY

2.1 Demise of Premises. In consideration of the mutual obligations and undertakings herein and in the Steam Agreement, NEA hereby leases to BOC and BOC hereby leases from NEA, the exclusive right to use and occupy, for the Operating Period, the Facility and the Facility Site (as described in Exhibit A) and the Equipment, in their current 'as is' condition, subject to the terms provided below. NEA represents and warrants that it has good title to the Facility, the Facility Site and the Equipment, subject to Permitted Encumbrances. NEA shall, at its cost and expense furnish the Facility and Facility Site to BOC on the first day of the Initial Operating Period, which shall be accessible and in compliance with all applicable zoning and land use Legal Requirements in all material respects and represents and warrants that as of the first day of the Initial Operating Period, the Facility and the Facility Site are in compliance with all Legal Requirements in all material respects; provided however, that NEA's obligations with respect thereto shall be to correct and reimburse any amounts associated with any condition or defect giving rise to a breach of the representation if BOC gives NEA written notice thereof within five (5) years of the Initial Operating Period, except as otherwise provided in Section 6 below. NEA shall use all commercially reasonable efforts to correct such condition, at its expense, as soon as reasonably practicable after being notified thereof. BOC may give notice of a breach prior to the start of the Initial Operating Period. The Facility shall be occupied exclusively by BOC for processing Product during the Operating Period. BOC shall not have any obligations with respect to the Facility except as expressly set forth in this Agreement, the BOC Flue Gas Sale Agreement and the Steam Agreement. The lease contemplated in this Section 2.1 shall not amend or diminish any of BOC's other rights or obligations under this Agreement.

2.2 Recording of Lease. The parties agree that they shall promptly execute duplicate originals of a Memorandum of Lease, a form of which is attached hereto as Exhibit B, which will constitute a short form of lease agreement, setting forth a description of the demised premises, the term of the lease and any other provisions of this Agreement as either party may desire and such Memorandum of Lease shall be recorded on or before March 31, 2003 at BOC's expense.

2.3 Rights-of-Way. NEA grants BOC and its directors, officers, employees, agents, contractors, subcontractors and authorized representatives, all necessary rights-of-way for ingress and egress, and access to, on, through or over the portions of NEA's Plant Site or upon the paved access roads or railroads under the control of NEA as necessary to perform its obligations under this Agreement. All such rights-of-way shall be subject to NEA's reasonable security requirements and safety regulations and shall remain in full force and effect during the term of this Agreement.

2.4 Quiet Enjoyment. NEA covenants and agrees that, so long as no default on the part of BOC exists hereunder, BOC shall have the right to lawfully and quietly have, hold, occupy and enjoy the Facility and the Facility Site, and to use the Facility and the Facility Site, throughout the Operating Period, free from hindrance to, interference with or molestation of such use and enjoyment by NEA or the agents, employees, independent contractors of NEA or by any entity, person or persons having or claiming an interest in the Facility by, through, or under NEA; NEA represents and warrants that there are no actions arising out of (i) matters which are recorded on or before the date of this Agreement in the land records in which matters affecting the Facility Site are recorded or (ii) actions by persons (other than NEA) whose rights arise from Permitted Encumbrances.

2.5 Eminent Domain. In the event the Facility or the Facility Site is to be taken in condemnation or expropriation proceedings or by exercise of any right of eminent domain, then this Agreement shall automatically terminate as of the date the condemning authority or the authority exercising its right of eminent domain takes possession or control of the Facility. If there is a partial taking and the Facility is no longer usable for the purpose(s) specified in Section 2.1 above, BOC may terminate this Agreement as of the date the condemning authority or the authority exercising its right of eminent domain takes partial possession or control of the Facility. All damages awarded for any such taking shall belong to and be the property of NEA irrespective of the basis upon which they are awarded; provided however, that nothing contained herein shall prevent BOC from making a separate claim to the condemning authority for its expenses, trade fixtures and loss of use and occupancy.

2.6 Utilities. BOC shall be responsible for arranging for and paying the costs of any water, sewage and telephone lines required for the operation and maintenance of the Facility.

2.7 Liens. This Agreement is subject to Permitted Encumbrances. BOC shall indemnify and hold NEA harmless from all BOC Liens and will use reasonable efforts to remove any such BOC Liens affecting the Facility, the Facility Site or the Equipment during the Operating Period at its expense. NEA shall indemnify and hold BOC harmless from and against all Liens on or affecting the Facility, the Facility Site or any part thereof, except for any Liens listed on Schedule III or BOC Liens. Title to and ownership of the Facility shall remain at all times with NEA. BOC shall not permit any encumbrance, charge or security interests to be created or subsist therein.

2.8 Surrender. On the last day of the Operating Period or upon the sooner termination thereof, BOC shall vacate the Facility, the Facility Site and the Equipment and surrender the same to NEA in the same condition as originally provided to BOC, ordinary wear and tear, and fire and casualty for which NEA has been previously reimbursed or which is covered under insurance policies maintained by BOC and NEA in accordance with Section 14 hereof, excepted subject to Section 3.7 below and the removal of any Back End Equipment. BOC will have the right to remove Back End Equipment in accordance with Section 3.7 of this Agreement and will have access to the Facility, Equipment or Facility Site for sixty (60) days from the date of surrender or such other reasonable time period as agreed between the parties. NEA agrees to accept the same in their then present condition.

2.9 Reservation of Easements. NEA herein specifically reserves for itself and/or any designee of NEA such utility and access easements over, under and across any and all areas or any parts of the Facility or the Facility Site, surrounding, adjacent to or contiguous with the building areas of the Facility, as the case may be from time to time required by NEA and/or its designee in connection with the use, ownership or operation of any part of the NEA Plant or any other premises operated by NEA or any of its Affiliates.

3. OPERATION AND MAINTENANCE OF THE FACILITY

3.1 Operation and Maintenance. BOC at its cost and expense shall operate, maintain, and repair the Facility during the Operating Period. BOC shall manage and direct such operation, maintenance, and repair in accordance with all valid and applicable Legal Requirements, NEA Permit Requirements and BOC Permits and in conformity with generally accepted practices in the industrial gas industry. BOC shall obtain and maintain all BOC Permits and NEA shall cooperate with BOC to obtain the same. BOC shall at its expense prepare and submit to NEA all applications, filings or requests for Authorizations, other than any required under BOC Permits, as may be required for BOC to operate and maintain the Facility under any NEA Permits identified in Schedule II during the Operating Period as contemplated herein. For the avoidance of doubt, all such Authorizations shall be held in NEA's name. BOC and NEA shall cooperate with each other by taking all reasonably necessary actions to facilitate any necessary filings required to maintain Authorizations, the NEA Permits, BOC Permits and to comply with valid and applicable Legal Requirements.

3.2 Transition Period. The parties have entered into a Transition Services Agreement, a copy of which is attached hereto as Exhibit C.

3.3 Inventory and Spare Parts. NEA shall provide at its cost, and BOC shall be entitled to use at no cost, existing spare parts for maintenance of the Facility. NEA shall provide an inventory of spare parts which shall be attached hereto as Schedule IV. Further, in accordance with BOC's standards or with the parties' agreement, BOC shall at all times keep an adequate supply of operating, maintenance and office supplies and materials, and any necessary spare and replacement parts, and any other materials and supplies, available for use at the Facility. At the end of the Operating Period, BOC shall leave, and NEA shall be entitled to ownership and use of, an inventory of spare parts of comparable form and cost (or value) to that existing at the commencement of this Agreement, at no cost to NEA. Subject to any adjustments for changes in the PPI Index: (i) if the value of the final inventory is less than the value of the inventory on the Effective Date, BOC shall pay NEA an amount equal to the difference within thirty (30) days after receipt of a written invoice, together with supporting documentation; or (ii) if the value of the final inventory is more than the value of the inventory on the Effective Date, NEA shall pay BOC an amount equal to the difference within thirty (30) days after receipt of a written invoice, together with supporting documentation.

3.4 Maintenance, Shutdown and Downtime Allowance. BOC shall upgrade, operate and perform such maintenance, including both unscheduled and scheduled, and repair work on the Facility as it deems reasonably necessary to continue normal operations of the Facility and to maintain the production capacity of the Facility at least equal to the production capacity of the Facility on the Effective Date, subject to Sections 15 and 16.3.

3.5 Emergency Procedures. In the event of an emergency at the Facility, BOC will respond and shall take such actions as may be reasonably necessary to prevent, mitigate or avoid any injury to individuals or damage or loss to property, and, in the event of an emergency at the NEA Plant, NEA will respond and shall take such actions as may be reasonably necessary to prevent, mitigate or avoid any injury to individuals or damage or loss to property. Each party shall, as soon as practicable, report to the other party any such incident affecting the Facility or the NEA Plant, respectively.

3.6 Capital Improvements. BOC shall be able to make such Capital Improvements to the Facility from time to time as required for operation of the Facility and BOC believes appropriate to produce and deliver Product. BOC shall be responsible for the cost of any such Capital Improvements, provided, however, that any Capital Improvements made hereunder shall be subject to provisions for pro-rated recovery in the event of termination pursuant to Section 16.3. All Capital Improvements shall be subject to NEA's approval, not to be unreasonably withheld or delayed.

3.7 Major Repairs or Replacements. BOC shall make Major Repairs or Replacements as necessary during the term of the Operating Period and shall be responsible for any costs incurred thereto up to and including an amount of US$350,000 per event and for the Excess Costs that NEA is not obligated to pay. NEA agrees to pay a portion of the costs for any Major Repair or Replacement not recovered by insurance or warranties exceeding US$350,000 (the "Excess Costs") calculated and payable as follows:

(i) Excess Costs for any Major Repair or Replacement of Front End Equipment shall be allocated between BOC and NEA according to the formulas set forth in Appendix I and shall be payable by NEA in cash, or as a credit against amounts owed by BOC hereunder or under the Steam Agreement until such credit is exhausted, within thirty (30) days after receipt of a copy of BOC's invoice for payment of the Excess Costs;

(ii) Excess Costs for Major Repairs or Replacements of Back End Equipment shall be allocated between BOC and NEA as provided in (i) above if NEA elects in writing to retain such Back End Equipment at the end of the Operating Period. Unless and until NEA provides the written election it shall have no responsibility for sharing in Excess Costs for Major Repairs or Replacements of Back End Equipment. Within thirty (30) days of paying Excess Costs, BOC shall notify NEA in writing of its share of such Excess Costs. NEA may elect at any time prior to termination of this Agreement whether to retain the Major Repair or Replacement of Back End Equipment and make payment in cash or by credit to BOC against amounts owed hereunder or under the Steam Agreement until such credit is exhausted, provided that NEA's share of the Excess Cost shall be subject to Interest for the period of time beginning thirty (30) days after the date of notification through such time payment for the Excess Cost has been made by NEA.

(iii) If NEA elects not to retain such Back End Equipment at the end of the Operating Period, then NEA shall have no payment obligation to BOC for any repairs or replacements made therein and BOC shall retain such Back End Equipment and remove the same from the Facility at its cost and expense within a reasonable time following expiration or termination of this Agreement.

(iv) Notwithstanding the foregoing, NEA shall not be responsible for any Excess Costs for Major Repairs or Replacements as provided herein, if such Major Repairs or Replacements result from BOC's sole negligence or BOC's failure to maintain the Equipment or the Facility in accordance with generally accepted industry standards.

3.8 Metering. NEA shall maintain such metering as may be necessary pursuant to this Agreement and the Steam Agreement. Such metering shall be inspected and tested for accuracy as either party may reasonably elect and the party requesting the test shall bear the cost of such testing. All such inspection and testing shall be in accordance with applicable guidelines set forth by the National Bureau of Standards or other testing agency acceptable to BOC. If any meter is found to be inaccurate by more than two percent (2%), any billings based on such meter shall be adjusted to offset such inaccuracy with respect to only those deliveries made during the shorter of thirty (30) days prior to such test or the last half of the period of time since the last meter test. In addition to the foregoing, BOC may install, maintain and calibrate check meters at its sole expense.

3.9 BOC's Employees and Subcontractors. BOC shall enforce strict discipline and good order among its employees and subcontractors at all times. BOC shall staff the Facility as BOC deems appropriate and necessary in consideration of operational and Legal Requirements. BOC shall be responsible for the acts and omissions of all its employees, agents, invitees, subcontractors, and all other persons and entities performing any work services for BOC under this Agreement.

3.10 Procurement Services. BOC shall perform procurement services for the Facility and cause to be delivered to the Facility each and every item which shall be required to enable BOC to operate the Facility in accordance with the terms and conditions of this Agreement.

3.10 Operations Reporting. BOC shall provide NEA a written report monthly in a form similar to that contained in Exhibit D. The Operations report shall be delivered to NEA thirty (30) days following the end of each month.

4. SUPPLY OF POWER

4.1 Power Delivery. As part of the obligations under this Agreement, NEA shall furnish and deliver to BOC and BOC shall accept from NEA Power at the Facility metering equipment (meter no. 80989056) located at feeder breaker no. 3FB26 contained in motor control center no. 9070-3SWGR1 at the NEA Plant Site (as referenced in drawing # EE-00-0010, Rev 5, Exhibit E) during the Operating Period (the "Delivery Point"). NEA shall not be obligated to deliver Power at a rate exceeding 7.0 megawatts. BOC shall not resell any Power delivered by NEA hereunder. NEA shall not be required to operate the NEA Plant solely to furnish Power to BOC, but at all times that NEA is providing Power at the NEA Plant, NEA must deliver sufficient Power to operate the Facility.

4.2 Power Specifications. BOC may reject Power delivered to BOC under this Agreement to the Delivery Point if such Power is not of the same quality of Power as currently supplied to the Facility and such rejected Power shall be deemed as not having been delivered or made available for purposes of Sections 15.3 and 15.4.

4.3 Rentals. For each month of the Operating Period, NEA shall bill BOC and BOC shall pay NEA the Base Rent and Additional Rent defined in the rent schedule set forth in Section I of Exhibit F. NEA shall submit a monthly invoice to BOC, on or before the 5th of each month, covering all Rents and other sums, if any, applicable to such month as well as all any rent applicable during the prior month not covered by the prior invoice. Such invoices shall be on a net cash basis, payable by BOC within twenty-five (25) days after receipt thereof. If for any reason the Facility is not operating and Power, Steam and Flue Gas are available (a "Facility Outage"), then BOC will continue to pay Base Rent, provided that if in any calendar year the number of hours of Facility Outage exceed 48, any Base Rent paid with respect to any Facility Outage hour after the 48th hour (prorated on an hourly basis) shall be applied as a credit by the end of the following calendar year on a dollar for dollar basis against Additional Rents for up to a total of two hundred forty (240) credit hours over a calendar year. A sample calculation of the rent credit is contained in Schedule V.

4.4 Power Meter. Subject to Section 3.8 above, Power shall be metered and measured by totaling the amount of Power supplied over the course of one hour intervals.
4.5 NEA Plant Downtime. NEA shall promptly notify BOC of any NEA Plant downtime and the estimated duration of such downtime.

4.6 Backup Power. In the event there is no Power, NEA shall arrange for backup power for the Facility at the same average cost as NEA obtains backup power for the NEA Plant including, but not limited to, energy charges, demand charges, transmission costs and distribution costs, less any applicable credits. BOC will reimburse NEA for such costs incurred for such backup power to the extent of BOC's use of such power and subject to NEA providing invoices from the utility providing such backup power as set forth herein.

5. SECURITY AND SAFETY REGULATIONS

BOC, its agents, employees and subcontractors shall perform all obligations under this Agreement and all work and services in a safe and responsible manner and shall comply with all applicable safety laws and regulations promulgated by any Governmental Authority including, without limitation, the requirements of the Occupational Safety and Health Act of l970 ("OSHA") and the Construction Safety Act of 1969. BOC will adequately train all of its employees and subcontractors engaged in the work and services in all of the OSHA rules and regulations related thereto. Additionally, BOC, its agents, invitees, employees and subcontractors shall fully comply with the NEA Security and Safety Policies set forth in Schedule VI attached hereto.

6. ENVIRONMENTAL LIABILITIES; HAZARDOUS MATERIALS

6.1 NEA Obligations. NEA will be solely responsible for all claims, damages, losses, costs and expenses arising from the presence or release of Hazardous Material on, at or under the Facility or from noncompliance with applicable environmental Legal Requirements, including noise ("Environmental Liabilities"), in either case, existing, occurring or caused prior to the first date of the Initial Operating Period ("NEA Environmental Liabilities"). NEA shall indemnify BOC and its respective officers, directors, shareholders, employees and agents, from and against any and all NEA Environmental Liabilities. Prior to and during BOC's occupancy of the Facility, NEA shall advise BOC in writing of the existence of any existing contamination or remediation/removal orders or activities relating to the Facility, the Facility Site or the NEA Plant.

6.2 BOC Obligations. BOC will be solely responsible for all claims, damages, losses, costs and expenses arising from the release of Hazardous Material on, at or under the Facility or from noncompliance with applicable environmental Legal Requirements, in either case, occurring after the first date of the Initial Operating Period and arising as a result of the activities of BOC and its agents, sub-contractors and employees ("BOC Environmental Liabilities"). BOC shall indemnify NEA, and its respective officers, directors, shareholders, employees and agents, from and against any and all BOC Environmental Liabilities. Following commencement of the Initial Operating Period, BOC shall be responsible for the presence of Hazardous Materials used in processing carbon dioxide gas which are stored at the Facility Site and turned over to BOC at commencement of the lease.

6.3 Notification of Releases. BOC and NEA shall immediately notify the other of any Hazardous Material released at the Facility or the NEA Plant, respectively, as a result of BOC's or NEA's activities thereon that could adversely affect the other party or its property, and shall comply with all of the other party's procedures applicable thereto. BOC shall provide NEA and NEA shall provide BOC with safety data sheets for any Hazardous Materials BOC uses at the Facility or NEA uses at the NEA Plant, respectively.

6.4 Hazardous Material Disposal. BOC shall be responsible for the disposal of Hazardous Material, if any, generated by or at the Facility during the Operating Period (such Hazardous Material hereinafter referred to as "BOC Hazardous Material"). Such disposal shall be performed in a safe manner and in accordance with any and all Legal Requirements and Authorizations, and any contractor appointed by BOC for this purpose shall be competent, insured, and licensed in accordance with Legal Requirements.

6.5 Remediation. BOC shall notify NEA in writing as soon as practicable after BOC's discovery of Hazardous Materials that existed on the Facility Site or the NEA Plant Site prior to the Effective Date or which arose from or were caused by releases prior to the Effective Date ("NEA Hazardous Materials") and NEA shall have a reasonable period or time to undertake, at its own expense, such corrective measures as are necessary to remove such NEA Hazardous Materials and to remediate such presence or discharge in compliance with applicable environmental laws or as directed by a Governmental Authority. If NEA fails to commence, or, once commenced, fails to complete within a reasonable period of time, such removal and remediation activities, then BOC shall have the right to undertake such removal and remediation activities and NEA shall reimburse BOC for its actual, documented costs therefor within thirty (30) days of receipt of an invoice.

NEA shall notify BOC in writing as soon as practicable after NEA's discovery of BOC Hazardous Materials on the Facility Site or the NEA Plant Site, and BOC shall have a reasonable period or time to undertake, at its own expense, such corrective measures as are necessary to remove such BOC Hazardous Materials and to remediate such presence or discharge in compliance with applicable environmental laws or as directed by a Governmental Authority. If BOC fails to commence, or, once commenced fails to complete within a reasonable period of time, such removal and remediation activities, then NEA shall have the right to undertake such removal and remediation activities and BOC shall reimburse NEA for its actual, documented costs therefor within thirty (30) days of receipt of an invoice.

7. NEA RESPONSIBILITIES

7.1 General. NEA shall at its own cost and expense provide and carry out the information, materials, services, obligations and other items set out in this Agreement and this Section 7, at such times and in such manner as may be required for the timely, expeditious and orderly performance by BOC of the operation, maintenance and repair of the Facility.

7.2 Operational Information. During and after the Transition Period, NEA shall make available to BOC complete copies of all technical, operational and other related information regarding the Facility, as is in the possession, or under the control, of NEA. BOC shall not be responsible for any default hereunder resulting directly from NEA's failure to provide such information relevant to such default.

7.3 Equipment Manuals. During and after the Transition Period, NEA shall make available copies of all Equipment vendors' manuals and any other relevant information provided by any agent or contractor performing services for and on behalf of NEA with respect to the Facility.

7.4 NEA Permits. NEA shall be responsible for obtaining, maintaining and renewing all Authorizations, including any NEA Permit Requirements, for NEA to do business in the jurisdiction in which the Facility is located and for the use, ownership, operation and maintenance of the Facility and the Facility Site, other than BOC Permits as provided in Section 3.1 above.

7.5 Security. NEA shall not be required to provide any security except to maintain a fence around the NEA Plant Site and maintain such control over the access of one common gate for the NEA Plant and the Facility as NEA maintains for the NEA Plant. Currently the control of access is effected through a remotely operated camera located at the access gate. NEA shall not be responsible for the activities of persons authorized by BOC to enter the Facility Site and may deny access to the Facility Site to any person not authorized by BOC to enter the Facility Site.

7.6 Enforcement. NEA will maintain and enforce all real estate and contractual rights that are necessary for it to perform its obligations under this Agreement and shall permit BOC to enforce on its behalf all warranties held by NEA of Equipment or the Facility.

8. RIGHT OF ENTRY BY NEA

BOC shall permit (i) NEA or NEA's Affiliates, authorized agents, representatives or employees to enter upon the Facility Site during normal business hours for the purpose of determining compliance with this Agreement, the Steam Agreement and the BOC Flue Gas Sale Agreement and (ii) NEA's lenders to enter upon the Facility Site during normal business hours in order to exercise their rights pursuant to any applicable financing documents between such lenders and NEA and an attornment agreement between BOC and such lenders; provided that NEA shall give BOC advance written notice when reasonable to do so before entering the Facility for these purposes and shall not thereby unreasonably interfere with BOC's use thereof.

9. TAXES

9.1 Real and Personal Property. BOC shall reimburse NEA for all real and personal property taxes, general and special assessments and any value added taxes which may be levied upon, assessed against or applicable to the Facility or, the Facility Site or any part thereof. NEA shall bill BOC for such expenses as they come due and BOC shall pay NEA within thirty days of receiving such bill.

9.2 Exemption. Upon BOC's request, NEA shall provide BOC with properly completed exemption certificates for any tax from which NEA claims exemption.

9.3 Assessment. Any tax assessment or excise imposed by any present or future law or by any Governmental Authority in connection with any Power delivered hereunder (other than income, real estate or franchise taxes imposed on NEA or NEA's property), if paid by NEA as the result of its performance under this Agreement shall be added to Additional Rent invoiced and shall be paid by BOC.

10. CONFIDENTIALITY AND INTELLECTUAL PROPERTY

10.1 Disclosure. This Agreement and any Confidential Information which has been or may be furnished or otherwise made available by either party (the "disclosing party") to the other (the "receiving party") in connection therewith, is and shall remain the sole and exclusive property of the disclosing party and may only be used for the purpose of operating and maintaining the Facility, including for the analysis of the costs and appropriateness of the methods of operation of the Facility. Without the prior written consent of the disclosing party, the receiving party shall not disclose to any third person or use for any purpose any Confidential Information, except that the receiving party may disclose and use any Confidential Information as follows:

(i) disclosures to receiving party's Affiliates and its or its Affiliates' employees, lenders, investors, counsel, accountants or other representatives; provided that the receiving party causes such persons to comply, in writing, with this Section 10;

(ii) in order to comply with any Legal Requirement, stock exchange rule, tax audit or tax compliance procedures; provided that prior to making any such disclosure (except with respect to tax matters) the disclosing party making the disclosure will notify the receiving party of any proceeding of which it is aware that may result in disclosure, and use reasonable efforts to limit or prevent such disclosure;

(iii) in connection with bona fide potential purchasers of the Facility, the NEA Plant or interests in the receiving party or its Affiliates if such potential purchasers have agreed in writing (i) to only use the Confidential Information on a need to know basis and solely for purposes of evaluating the purchase and (ii) to abide by the terms of this Section 10.

If a party determines, after using all reasonable due diligence that disclosure of this Agreement or the filing of copies of this Agreement is required under any requirement of the Securities and Exchange Commission, such party will, to the maximum extent permitted by law, take all reasonable actions including, without limitation, requesting confidential treatment pursuant to the rules and regulations of the Securities and Exchange Commission of such Confidential Information to limit from any public disclosure such information under the Freedom of Information Act.

10.2 Termination. Upon the termination of this Agreement, the receiving party shall: (i) promptly return all Confidential Information of the disclosing party to it, whether in written or electronic form, and neither receiving party nor any of its employees shall retain any copies, extracts, or other reproductions thereof, in whole or in part, in any form whatsoever; and (ii) take reasonable steps to assure that all documents, memoranda, notes, and other writings or electronic records prepared by it which include or reflect any Confidential Information belonging to the disclosing party and cannot be returned pursuant to (i) above, are destroyed.

10.3 Irreparable Harm. Receiving party recognizes that disclosing party and its Affiliates, if relevant, may suffer irreparable harm as a result of the unauthorized disclosure, reproduction or use of any Confidential Information and that monetary damages will be inadequate to compensate disclosing party for such breach. Therefore, receiving party agrees that in the event of any failure to comply with the provisions of this Section, disclosing party shall be entitled to seek a preliminary injunction, and any other equitable relief in order to protect and recover the Confidential Information.

10.4 Disclosure Required. The foregoing to the contrary notwithstanding, if disclosure of any Confidential Information of the disclosing party is legally required to be made by the receiving party in or pursuant to a judicial, administrative or governmental proceeding or order or similar proceeding or order of a self-regulatory organization, the receiving party may make such disclosure but only to the extent required to comply with the law; provided, however, that if required, receiving party will cooperate if disclosing party seeks a protective order or other legal action to resist such disclosure and shall limit such disclosure to the minimum required.

10.5 Intellectual Property. All rights in inventions, designs and other intellectual property created or developed solely by BOC during the Operating Period with respect to the Facility shall be vested in BOC and NEA shall have a non-exclusive, royalty-free license to use such inventions, designs and other intellectual property at the Facility as necessary. BOC will notify NEA when it becomes aware of the creation or development of any such intellectual property. The parties shall provide all necessary consents and execute all requisite documentation to effect the formal vesting in BOC or its nominee of such rights.

10.6 Fluor-Daniel. BOC shall comply with the confidentiality obligations of NEA under the provisions of the Fluor-Daniel license agreement attached as Exhibit G as such obligations relate solely to NEA's grant of a sub-license to BOC of certain intellectual property related thereto.

11. WARRANTY

11.1 BOC warrants that the operation and maintenance of the Facility shall be in accordance with all Legal Requirements and in conformity with generally acceptable practices in the industrial gas industry.

11.2 OTHER THAN THE WARRANTY SET FORTH HEREIN, THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS, OR CONDITIONS OF ANY KIND OR NATURE, AND BOC NEITHER MAKES NOR INTENDS, NOR DOES IT AUTHORIZE ANY AGENT OR REPRESENTATIVE TO MAKE, ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY LAW, AND NO OTHER WARRANTIES BY BOC SHALL BE IMPLIED OR CREATED, INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.3 OTHER THAN THE POWER WARRANTY SET FORTH IN SECTION 4.2 HEREIN, NEA MAKES NO WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, WITH RESPECT TO POWER INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12. CLAIMS

Written notice of all claims for breach of any warranty set forth in this Agreement shall be made as soon as reasonably possible, but no later than thirty (30) days of the date NEA knew or should have known of the basis of such claim. Written notice of all claims relating to any Power or backup power delivered by NEA (or not delivered) shall be made within thirty (30) days of such delivery (or after the date that the same should have been delivered). Written notice of all claims with respect to billing matters shall be made within one (1) year of the date of the relevant invoice.

13. INDEMNIFICATION

13.1 General. Except as otherwise set forth in this Agreement, each party (the "Indemnifying Party") agrees to indemnify and hold the other party, its directors, officers, partners, agents, and employees ("Indemnitees") harmless from and against any and all claims, damages, losses, demands, liabilities and actions or causes of action, including any and all cost or expense of any kind or nature related thereto (including court costs and reasonable attorneys' fees) asserted by any person other than a party, Praxair or their Affiliates (collectively, "Claims") including Claims resulting from bodily injury, death or damage to property of any person, to the extent arising out of or caused by the reckless, negligent or willful acts or omissions of the Indemnifying Party arising from or in connection with its obligations hereunder.

13.2 Notice and Defense. In the event an Indemnitee seeks to be indemnified hereunder, it shall promptly notify the Indemnifying Party in writing of the facts and circumstances upon which any such Claim is based; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder. The Indemnifying Party shall defend each Claim which is less than or equal to the amounts set forth in Section 13.3 with counsel of its sole choice and shall have the sole authority to settle or compromise the same. As long as the Indemnifying Party defends a Claim, the party bringing the Claim shall not be responsible for the fees of attorneys retained separately by it. Upon the Indemnifying Party's request, Indemnitee shall cooperate with the Indemnifying Party in the defense of each Claim with such cooperation including providing information necessary to answer interrogatories, producing requested documents and making employees available as witnesses at oral deposition and/or trial.

13.3 Indemnification Caps. Notwithstanding any other provision hereof, the parties' indemnification obligations under Sections 12 and 13 with respect to any matter arising out of, under or in connection with this Agreement shall not exceed in the aggregate US$500,000 per Claim or event, subject to a total aggregate capped amount of US$1,000,000 over the term of this Agreement.

13.4 Payments. Any payment made by a party pursuant to this Section in respect of any Claim shall be net of any insurance proceeds realized by and paid to the Indemnitee in respect of such Claim and shall be reduced by an amount equal to any tax benefits realized by the Indemnitee which are attributable to such Claim.

13.5 Other Limitations. Except for the indemnification obligations set forth in Sections 13.1, 13.2 and 13.3, in no event shall either party be liable hereunder to the other party for any indirect, incidental, special or consequential damages, including, but not limited to, lost profits, loss of use or business interruptions under any circumstances, caused by or arising out of, in whole or in part, any negligent act or omission, even if advised of the possibility of such damages.

14. INSURANCE
14.1 General. BOC and NEA shall maintain until termination of this Agreement the insurance requirements set forth in Schedule VII.

14.2 Evidence of Insurance. On or before the required date for the insurance to be provided as required herein (and each policy renewal date) each party shall provide certificates of insurance to the other evidencing that the required insurance is in place. The certificates shall include the type of insurance, the limits of insurance and any excesses or deductibles, the policy term, the name of the insurer, and a list of the applicable endorsements.

14.3 Notice. Each party shall give the other prompt notification of any claim with respect to any of the insurance policies referred to in this clause, together with details of the incident giving rise to such claim, and shall afford each other all such assistance as may be required for the preparation and negotiation of insurance claims.

14.4 Insurance Proceeds. In the event of any loss or damage to the Facility or any related material or Equipment, NEA shall, to the extent permitted by its financing agreements, apply any proceeds resulting from the insurance policies to the repair or replacement of the Facility or such related material or equipment.

15. FORCE MAJEURE

15.1 Force Majeure. Other than in respect of a payment of money due, neither party shall have any liability to the other for failure to perform its obligations, delay or loss occasioned by any circumstance, event or occurrence beyond the reasonable control of the affected party ("Force Majeure"). Force Majeure events may include acts of God or public enemy; fire; explosion; flood; drought; war; riots; sabotage; accident; embargo; governmental priority; requisition; condemnation; nationalization; allocation or other action by Governmental Authority; unavailability of Equipment due to extraordinary equipment failure (unless such failure occurred as a result of the affected party's failure to maintain same in accordance with generally accepted industry standards); pipeline breaks; blockades; unavailability of supply of raw materials from normal sources; or labor matters.

15.2 Effect of Non-Performance. If a party is unable to perform any obligation in this Agreement because of Force Majeure, then, subject to Section 4.3, the obligations of that party shall be suspended to the extent and for the period of such Force Majeure condition, provided that: (i) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure event; (ii) the affected party uses reasonable endeavors to avoid and reduce the effects of the Force Majeure event, and to resume performance of its obligations; (iii) the affected party gives prompt written notice to the other party setting out the nature of the event of Force Majeure, the impact it will have on performance, and its expected duration, and provides status updates whenever there is any significant change.

15.3 Shortfall. Each time that a Shortfall occurs for forty-eight (48) consecutive hours or more the Base Rent for the month shall be abated by an amount equal to the monthly Base Rent times the quotient obtained by dividing the number of hours a Shortfall existed minus 48 by the number of hours in the month. The abatement of the Base Rent shall be BOC's sole remedy for any failure by NEA to generate or deliver Power or Flue Gas to BOC and NEA shall not be in default hereunder for such failure if the Base Rent is abated.

15.4 Excused Performance. BOC's performance under this Agreement of its obligations to take Power shall be excused for any period of time when the NEA Plant is operating only one gas turbine and it is operating on fuel oil or when the NEA plant is operating both gas turbines on fuel oil ("Oil Operations"). Such an event would prevent NEA from providing Flue Gas to the Facility from a gas turbine operating on natural gas and any monthly Base Rent due hereunder shall be abated by an amount equal to the Base Rent for the affected month times the quotient obtained by dividing the number of hours of Oil Operations within the month by the total number of hours in the month. The rent abatement provided under this Section shall not be available during any period in which neither gas turbine is in operation, nor shall the rent abatement be applicable to any period for which BOC receives a rent abatement pursuant to any other provision of this Agreement.

16. TERM AND TERMINATION

16.1 Term of Agreement. Subject to Section 16.2 and 16.3, this Agreement shall commence on the Effective Date and shall remain in full force and effect through the Initial Operating Period and shall continue in effect thereafter unless either party terminates by providing the other with at least twelve (12) months prior written notice of termination of this Agreement, which termination shall be effective no earlier than the expiration of the Initial Operating Period.

16.2 Early Termination For Default. This Agreement or any or all of the services to be provided hereunder may be terminated by either party (the "non-defaulting party") if any of the following events ("Events of Default") occur by or with respect to the other party (the "defaulting party"): (i) the defaulting party commits a material breach of any of its obligations hereunder (including a failure to make payment when due) and, subject to Section 22, fails to cure such breach within thirty (30) days of receipt of written notice from the non-defaulting party; (ii) any insolvency of the defaulting party, any filing of a petition in bankruptcy by or against the defaulting party, any appointment of a receiver for the defaulting party, or any assignment for the benefit of the defaulting party's creditors; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof; or (iii) the Steam Agreement or both flue gas agreements are terminated due to a default by the defaulting party. Upon any Event of Default, in addition to its right to terminate this Agreement, a party may pursue any remedy available at law or in equity. In addition, if the Steam Agreement is terminated for any reason other than a default hereunder, this Agreement shall automatically terminate.

16.3 Special Termination Events. Upon a Special Termination Event, either party may upon thirty (30) days notice terminate this Agreement so long as it also agrees to terminate the Steam Agreement and neither party shall have further liability to the other party after the date of termination except as provided in Sections 3.3 and 16.4 with respect to liabilities accruing before the date of termination. For purposes of this Section "Special Termination Events" means (1) any Force Majeure event that results in any shutdown of the NEA Plant which lasts longer than three (3) months, (2) any renegotiation or termination of any of NEA's power sales agreements that either reduce the amount of Power available to BOC and required to operate the Facility or results or is expected to result in more than four (4) Shortfalls occurring over a one (1) month period, (3) the elimination of the requirement that NEA maintain the "qualifying facility" certification of the NEA Plant in order to comply with its power sales agreements, financing agreements or any applicable Legal Requirements, (4) any Major Repair or Replacement which exceeds or is expected to exceed a total cost to BOC of US$750,000 per calendar year, or a series of such Major Repairs or Replacements exceeding or expected to exceed a total of US$5,000,000 in the aggregate over the term of the Agreement net insurance recovery or any contributions made by NEA, (5) any Major Repair or Replacement to Front End Equipment, preventing operation of the Facility, that takes longer than three (3) months to repair or replace or (6) BOC's failure to take delivery of sufficient Steam as defined in Section 3 of the Steam Agreement over a twelve (12) month calendar period during the Operating Period or if NEA provides written notice to BOC on the last business day of August in each calendar year which indicates the amount of Steam required to be purchased by BOC thereunder and any forecasts related thereto over the remaining term of the calendar year to maintain NEA's "qualifying facility" certification and following such written notice, BOC fails to provide and follow a reasonable remediation plan to ensure consumption of such Steam prior to December 31st. Upon a Special Termination Event relating to (1), (2), (3) or, if NEA is unwilling to make its share of the contributions per (4) above, NEA shall pay BOC an amount equal to the Unamortized Capital Investment as of the date of termination within thirty (30) days after receiving from BOC an invoice therefore, together with supporting documentation.

16.4 No Release. Termination shall not release either party from any obligation or liability incurred prior to the date of termination. In all other respects, the rights and obligations of the parties to this Agreement which expressly or by implication come into or continue in force after the date of termination or expiration of this Agreement shall survive termination or expiration. Neither party shall have any liability to the other party for terminating the Agreement pursuant to this Section 16 except for termination pursuant to Section 16.2, 16.3 or as provided in Section 3.3.

17. ASSUMPTION OF OBLIGATIONS IN THE EVENT OF MATERIAL BREACH OF THE STEAM AND BOC FLUE GAS SALE AGREEMENT

The Parties agree that the Three Party Agreement of even date herewith, a copy of which is attached hereto as Exhibit H, will govern BOC and Praxair's respective obligations to each other and NEA in the event of a material breach of this Agreement, the Steam Agreement or BOC Flue Gas Sale Agreement.

18. ASSIGNMENT

18.1 Permitted. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto without (a) assignment of the Steam Agreement and the BOC Flue Gas Sale Agreement and (b) the prior written consent of the other party, provided that such consent shall not be unreasonably withheld or delayed; except (i) BOC may assign this Agreement to Praxair on ten (10) days written notice to NEA; (ii) NEA may assign this Agreement, to its lenders, subject to a consent and agreement the form of which is attached as Exhibit I; and (iii) either party may assign this Agreement together with the Steam Agreement, the Three Party Agreement and BOC Flue Gas Sale Agreement or any of its rights hereunder to any of such parties' Affiliates, or to any creditworthy entity who succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock or partnership interests (as the case may be), or the assets or business of such party, if such entity agrees in writing to assume and be bound by all of the obligations of such party under this Agreement. Any purchaser of the NEA Plant shall be deemed to be a creditworthy entity. Any assignment shall not relieve the assigning party of its responsibility for its obligations hereunder.

18.2 Subcontract. BOC may subcontract any part or parts (but not the whole) of the operation or maintenance services to subcontractors, but BOC shall remain responsible for carrying out such services.
18.3 No Sublease. BOC shall not sublease all or part of the Facility Site or the Facility without NEA's prior written consent.
19. NOTICES

Unless otherwise specifically provided for herein, all notices, consents, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given if delivered personally or sent by telex, telecopy, facsimile transmission, or certified mail (postage prepaid, return receipt requested). Until another address or addressee shall be furnished in writing by either party, notices shall be given in duplicate, addressed as follows:

	To BOC at: The BOC Group, Inc. 575 Mountain Avenue Murray Hill, New Jersey 07974 Attention: General Counsel Telecopier: (908) 771-4803	To NEA at: Northeast Energy Associates, Limited Partnership c/o FPL Energy LLC Juno Beach, FL 33408 Attn: Business Manager Telecopier: (561) 691-7309
with a required copy to: The BOC Group, Inc. 575 Mountain Avenue Murray Hill, New Jersey 07974 Attention: Vice President, Product Management, BOC Gases Division Telecopier: (908) 771-1468
20. RELATIONSHIP OF PARTIES

20.1 Landlord/Tenant. The parties, for all purposes under this Agreement, shall be considered landlord and tenant and the relationship of NEA and BOC shall under no circumstances be deemed that of master and servant, principal and agent, employer and employee, partners, or joint venturers. Neither party has the right or authority to enter into any contract, warranty, guaranty or other undertaking in the name or for the account of the other party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other party, or to bind the other party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other or to bind the other party in any manner whatsoever (except as otherwise provided by this Agreement or as to any other actions taken by either party at the express written request and direction of the other party).

20.2 Independent Responsibility. Except as otherwise described herein, for the purposes of this Agreement each party is solely responsible for its own employees, agent contractors and invitees, including the actions or omissions and the payment of compensation, taxes and benefits of those employees, agent contractors and invitees.

21. INSPECTION AND REPORTING

Each party shall keep, in accordance with generally accepted accounting principles consistently applied, separate records together with all supporting documents and allow the other party (the "Auditing Party") or its authorized representative (subject to a confidentiality agreement acceptable to the party to be audited) at all reasonable times upon no less than fourteen (14) days prior written notice to inspect and copy any information relevant to the compliance by that party with its obligations under this Agreement. The Auditing Party shall bear the expense of this inspection.

22. DISPUTE RESOLUTION

In the event that a party to this Agreement has reasonable grounds to believe that the other party hereto has failed or may fail to fulfill any obligation hereunder, or that its expectation of receiving due performance under this Agreement may be impaired, such party will promptly notify the other party in writing of the substance of its belief. The party receiving such notice must respond in writing within thirty (30) days of receipt of such notice and either provide evidence that the condition has been cured, or provide an explanation of why it believes that its performance is in accordance with the terms of this Agreement, and also specify three (3) dates, all of which must be within thirty (30) days from the date of its response, for a meeting to resolve the dispute. The claiming party will then select one (1) of the three (3) dates, and a dispute resolution meeting will be held. If the parties cannot, in good faith discussions, resolve their dispute, they will submit the dispute to senior executives representing each party who are authorized to resolve such dispute, respectively. Any resolution upon which these executives may agree will be final and binding on the parties. If said dispute cannot be settled within thirty (30) days after the initial request for a senior executive level meeting, the parties will attempt in good faith to resolve the dispute by mediation. The parties shall agree upon a neutral mediator chosen from the Center of Public Resources Judicial Panel to mediate efforts to arrive at a settlement. If the dispute has not been resolved pursuant to the aforesaid mediation procedure within sixty (60) days of the commencement of such procedure or if the parties do not agree to pursue mediation within sixty (60) days of the initial request for meeting, each party shall be free to pursue all its legal remedies.

23. GENERAL PROVISIONS

23.1 Title and Section Headings. The title and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any provision hereof.

23.2 Entire Agreement. Except as otherwise provided herein, this Agreement and the attached Schedules, Exhibits and Appendices set forth the entire agreement between BOC and NEA regarding the subject matter hereof and supersedes and cancels all prior and contemporaneous agreements and understandings between the parties, whether oral or written. The parties recognize that this Agreement, the flue gas agreements and the Steam Agreement are part of an integrated transaction.

23.3 Modifications. No extension (whether pursuant hereto or otherwise), amendment, modification, change, waiver or discharge of, or addition to, any provision of this Agreement shall be effective unless the same is in writing and is signed or otherwise assented to in writing by an authorized individual on behalf of BOC, NEA and Praxair, and unless such writing specifically states that the same constitutes such an amendment, modification, change, waiver or discharge of, or addition to, one of more provisions of this Agreement.

23.4 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby and it is the intention of the parties that any such provision be reformed so as to make it enforceable to the maximum extent permissible under applicable law.

23.5 Governing Law. The provisions of this Agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of law rules.

23.6 Purchase Orders. The parties may, from time to time, use purchase orders, acknowledgments, websites, clickthrough agreements, EDI documents, or other instruments to order, acknowledge, or specify delivery times, suspensions, quantities, or other similar specific matters concerning the Equipment, the Facility, or relating to performance hereunder, but the same are intended for convenience and record purposes only and any provisions that may be contained therein are not intended to (nor shall they serve to) add to or otherwise amend or modify any provision of this Agreement, even if signed or accepted on behalf of either party with or without qualification.

23.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one an the same instrument.

23.8 Approvals. In the event approvals or notifications of any governmental authorities are needed for the effectiveness of this Agreement, then this Agreement shall not become effective until such approvals are obtained or such notifications have become effective. NEA shall provide its full assistance in obtaining any such approval or to give any notice, as and when needed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
	THE BOC GROUP, INC.	NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP By Northeast Energy, LP, Its General Partner By ESI Northeast Energy GP, Its Administrative General Partner
By:	R S GRANT	By:	RONALD SCHEIRER

Name:	R. S. Grant	Name:	Ronald Scheirer

Title:	Vice President	Title:	Vice President

Exhibit A
Facility Site Identification

Exhibit B
Form of Memorandum of Lease
MEMORANDUM OF LEASE

This Memorandum of Lease memorializes that certain Operating Lease Agreement by and between Northeast Energy Associates, a Limited Partnership, a Massachusetts limited partnership of as Lessor and The BOC Group, Inc., a Delaware corporation, of 575 Mountain Avenue, Murray Hill, New Jersey 07974, as Lessee concerning the premises leased at 92A Depot Street, Bellingham, Massachusetts as more particularly described as follows:

For good and valuable consideration, Lessor leases the premises, together with all easements, rights, improvements and appurtenances or as the case may be to Lessee and Lessee hires such premises from Lessor for the term and under the provisions contained in the above-referenced Agreement, which Agreement is incorporated in this Memorandum of Lease by this reference.

The term of the Lease between the parties shall shall commence upon Lessee's occupancy of the premises, but in any event no later than January 1, 2003 and expire no earlier than September 14, 2016.

This Memorandum is not a complete summary of the lease and the provisions herein shall not be used in interpreting the lease provisions of the Agreement. In the event of a conflict between this Memorandum and the Agreement, the Agreement shall control.

Signed in the presence of:
Northeast Energy Associates, A Limited Partnership By Northeast Energy, LP, Its General Partner By ESI Northeast Energy GP, Its Administrative General Partner

By:

The BOC Group, Inc.

By:

State of New Jersey
SS:
County of Union
The foregoing instrument was acknowledged before me this _____ day of _________________, 2002 by __________________.

Notary Public
State of ______________________
SS:
County of _____________________
The foregoing instrument was acknowledged before me this _____ day of _________________, 2002 by __________________ of The BOC Group, Inc., a Delaware corporation, on behalf of the corporation.

Notary Public
THIS INSTRUMENT PREPARED BY:

Exhibit C
Form of Transition Services Agreement

Exhibit D
Form of Operations Report

Exhibit E
Delivery Point

Exhibit F
Rent Schedule
I.	Base Rent
$224,848.00 per month (May 1 - October 31, hereinafter "Summer")
$155,370.00 per month (November 1 - April 30, hereinafter, "Winter")
Additional Rent
Summer: for Volume greater than 4.7 MW/hr, the rate is as set forth in Section II below
Winter: for Volume greater than 3.7 MW/hr, the rate is set forth in Section II below
II.	Additional Rent shall be according to the following schedule:

Power Schedule

Year	Rate ($/MWhr)

2003	$ 77.89
2004	$ 80.60
2005	$ 83.51
2006	$ 86.63
2007	$ 90.00
2008	$ 93.61
2009	$ 97.49
2010	$101.67
2011	$106.16
2012	$110.99
2013	$116.17
2014	$121.75
2015	$127.75
2016	$134.19

III.	Base Rent (for both Summer and Winter) shall be adjusted annually beginning January, 2004 by the following formula:
RentNew = Base Rent x (PPIN/PPIB)
Where
PPIB = Final annual average PPI Industrial Commodities for the time period January 1, 2002 to December 31, 2002
PPIN = Annual average PPI Industrial Commodities for the twelve month period preceding each escalation
RentNew = New Base Rent, provided however that the RentNew shall never be less than the Base Rent

Invoices issued prior to publication of the final PPIN will reflect a provisional adjustment based on the publication of the preliminary PPIN and will be promptly adjusted based following publication of the final PPIN. NEA shall calculate all pricing adjustments herein and provide BOC with a copy of the calculations for the BOC's verification of the same.

Exhibit G
Copy of Fluor Daniels License Agreement

Exhibit H
Copy of Form of Three Party Agreement

Exhibit I
Copy of Form on Consent Agreement

Schedule I
Equipment
Front End and Back End

Schedule II
NEA Permit Requirements
1.	Title 5 Air Permit
2.	Risk Management Plan
3.	Storm Water Pollution Plan
4.	Septic System

Schedule II
Permitted Encumbrances

Schedule IV
Inventory/Spare Parts

Schedule V
Sample Calculation for Applying Credits
Example 1 - Facility is not operating for 98 hours during June. First BOC downtime event during calendar year
Base Rent = $224,848.00
Hourly Charge = $224,848.00 / 30 days / 24 hours per day = $312.29 / hour
Minimum Downtime prior to banking credits - 48 hours
Allowable Credits - 98 hours minus 48 hours = 50 Hours times $312.29 / hour equals $15,614.44 in credits
Credits can be applied against Additional Rent within 12 months of incurring this downtime event
Example 2 - Facility is not operating for 312 hours during June. First BOC downtime event during calendar year
Base Rent = $224,848.00
Hourly Charge = $224,848.00 / 30 days / 24 hours per day = $312.29 / hour
Minimum Downtime per year prior to banking credits - 48 Hours
Maximum Downtime per year - 240 hours
Allowable Credits - 312 hours minus 48 hours = 264 Hours - Greater than annual cap, so limited to annual cap of 240 hours.
Credit Calculation - 240 hours times $312.29 / hour equals $74,949.60 credits
Credits can be applied against Additional Rent within 12 months of incurring this downtime event
Example 3 - Facility is not operating for 72 hours during June. BOC has already used 200 allowable credit hours during calendar year.
Base Rent = $224,848.00
Hourly Charge = $224,848.00 / 30 days / 24 hours per day = $312.29 / hour
Minimum Downtime per year prior to banking credits - 48 Hours
Maximum Downtime per year - 240 hours
Allowable Credits - the minimum of 240 allowable hours less hours accrued to date or hours down during event

As the event's 72 hours plus the already experienced 200 hours is greater than the cap, this event's credit hours are limited to 40 hours (240 minus 200), and no other credit hours are allowed during the calendar year.

Credit calculation - 40 hours times $312.29 / hour equals $12,491.60 credits
Credits can be applied against Additional Rent within 12 months of incurring this downtime event

Schedule VI
NEA Security and Safety Policies

Schedule VII
Insurance
During the Operating Period, BOC and NEA shall maintain in effect the following insurance coverages:
NEA:

1) Property "All Risks" Insurance coverage for in a limit equal to the replacement cost value of the Facility comparable to similar policies offered at the international level for this type of Facility; and

2) Comprehensive General Liability Insurance coverage of at least $1M, which shall include (a) injury to or death of or damage to the property of any third party, (b) damage to the environment, (c) liability arising from performance of this Agreement, and (d) contractual liability coverage applicable to this Agreement, all of which shall be comparable to similar policies offered at the international level for this type of risk; and

3) Workers' Compensation Insurance with statutory limits and Employer's liability insurance coverage with limits of at least $1M per occurrence.
All policies of insurance maintained by NEA pursuant to this Section shall:
• be endorsed to name BOC as an additional insured on the liability policy;
• provide at least 30 days' written notice to BOC in the event that such insurance is cancelled, materially reduced, restricted or expires;
• include a waiver of subrogation in favor of BOC, and its subcontractors, employees and persons under its control;
• have deductibles appropriate for NEA's financial capability and in line with appropriate industry standards.
BOC:
1) Automobile Liability Insurance of at least $1M

2) Comprehensive General Liability Insurance coverage of at least $1M which shall include injury to or death of or damage to the property of any third party and shall include liability arising from performance of this Agreement, and shall be comparable to similar policies offered at the international level for this type of risk.

3) Workers' Compensation Insurance - statutory limits
All policies of insurance maintained by BOC pursuant to Section 14 shall:
• provide at least 30 days' written notice to NEA in the event that such insurance is cancelled, materially reduced, restricted or expires

Appendix I
Cost Allocations for Major Repairs or Replacements of Front End and Back End Equipment shall be subject to the following formulas:
NEA = 1-	Remaining Term of the Agreement
Original Term of the Agreement
BOC =	Remaining Term of the Agreement
Original Term of the Agreement
The above formulas shall be further adjusted in the event of early termination of the Agreement as set forth therein and any Interest attributable thereto.